Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-235545 on Form N-2 of our report dated May 30, 2024, relating to the financial statements and financial highlights of ALTI Private Equity Access and Commitments Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the period ended March 31, 2024, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Accountants and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

July 29, 2024